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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, DC  20549



                                    FORM 8-K



                                 Current Report

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



               Date of Report (date of earliest event reported):
                               SEPTEMBER 9, 1997



                           GOTHIC ENERGY CORPORATION
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             (Exact name of Registrant as specified in its Charter)



    OKLAHOMA                            0-19753                   22-2663839
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(State or other jurisdiction    (Commission File Number)         (IRS Employer
                                                          Identification Number)



          5727 SOUTH LEWIS AVENUE - SUITE 700 - TULSA, OKLAHOMA  74105
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                    (Address of principal executive offices)



      Registrant's telephone number, including area code:  (918) 749-5666


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         (Former name or former address, if changed since last report)
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ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS:



     On September 9, 1997, the Company acquired from two affiliates of HS Resources, Inc. ("HS") various working interests in a total of approximately 250 oil and gas producing wells located in New Mexico and Oklahoma (the "HS Acquisition"). The purchase price for the properties (the "HS Properties") was $27.5 million plus the transfer of certain producing properties presently owned by the Company having a value of less than $1.0 million, subject to closing adjustments. The New Mexico properties acquired consist of working interests in approximately 100 wells located in four fields in Chaves and Eddy counties in the Delaware/Permian basin. The Company will operate 92 of these wells. The Oklahoma properties acquired consist of working interests in approximately 150 wells located in various fields in the Anadarko Basin where the Company has existing operations. The Company will operate 50 of these wells.

     The effective date of the HS Acquisition was July 1, 1997.

     Financing for the acquisitions was provided from the net proceeds of the sale of the Company's 12 1/4% Senior Notes due 2004 and Common Stock Purchase Warrants described under "Item 5. Other Events" below.


ITEM 5.   OTHER EVENTS:

     On September 9, 1997, the Company completed an offering of $100,000,000 principal amount of 12 1/4% Senior Notes due on September 1, 2004 ("Notes") and 1,400,000 common stock purchase warrants (the "Warrants") expiring September 1, 2004 and exercisable at a price of $3.00 per share. The securities were offered and sold in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the "Act"), to "qualified institutional buyers", as defined in Rule 144A under the Act. The Notes bear interest at the rate of 12 1/4% per annum, payable semiannually on March 1 and September 1 of each year, commencing March 1, 1998. The Company may redeem at its option at any time prior to September 1, 1998 up to $25 million aggregate principal amount of the Notes at a redemption price of 112.25% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption, with the proceeds of one or more Equity Offerings (as defined), provided that at least $75 million aggregate principal amount of the Notes remains outstanding following such redemption. Upon a Change of Control (as defined), the Company will be required to offer to purchase all outstanding Notes at 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase.

     The net proceeds from the sale of the Notes and Warrants was used to pay the purchase price for the HS Acquisition (see "Item 2. Acquisition and Disposition of Assets," above), to repay in full outstanding bank and other indebtedness, and for working capital.

     Also on September 9, 1997, the Company entered into an amendment to its credit facility (the "Amended Credit Facility") with Bank One, Texas, N.A. ("Bank One"), Credit Lyonnais and Banque Paribas. The Amended Credit Facility consists of a revolving line of credit, with an initial borrowing base of $30 million. Borrowings under the Amended Credit Facility initially are limited to being available for the acquisition, development and exploitation of producing oil and gas properties. The principal is due on January 30, 1999. Interest is payable monthly calculated at the Bank One base rate, as determined from time to time by Bank One. The Company may elect to calculate interest under a London Interbank Offered Rate ("LIBOR") plus 2.0% (or up to 2.5% in the event the loan balance is greater than 75% of the borrowing base).

     Under the Amended Credit Facility, the lenders hold liens on substantially all of the Company's oil and natural gas properties, whether currently owned or hereafter acquired. The Company will continue to be subject to certain financial and other covenants in existence prior to the amendment except that
(i) the debt service coverage ratio will be amended to require maintenance of a Consolidated Minimum Interest Coverage Ratio (as defined) of 1.5 to 1.0 through September 1998 and 2.0 to 1.0 thereafter, (ii) the Company will not be required to incur or maintain any hedging positions, and (iii) the covenant regarding the ratio of general and administrative expenses to consolidated net revenues has been eliminated.



ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS:


     (a) Financial statements of businesses acquired.

          It is impracticable for the Registrant to provide the required financial statements for the business acquired at the time this Current Report on Form 8-K is filed. Such financial statements will be filed as soon as practicable but not later than 60 days after the date this Current Report on Form 8-K is required to be filed.



     (b) Pro forma financial information.

          It is impracticable for the Registrant to provide the required pro forma financial information for the business acquired at the time this Current Report on Form 8-K is filed. Such pro forma financial information will be filed as soon as practicable but not later than 60 days after the date this Current Report on Form 8-K is required to be filed.


     (c)  Exhibits.

          4.1 Indenture dated as of September 9, 1997 among the Company, Gothic Energy of Texas, Inc., Gothic Gas Corporation and The Bank of New York, as Trustee.

          4.2 Warrant Agreement between the Company and American Stock Transfer & Trust Company, as Warrant Agent, dated as of September 9, 1997.

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          10.1  Registration Rights Agreement dated as of September 9, 1997 among the Company, Gothic Energy of Texas, Inc., Gothic Gas Corporation, Oppenheimer & Co., Inc, Banc One Capital Corporation and Paribas Corporation.

          10.2 Purchase and Sale Agreement dated June 30, 1997 among HSRTW, Inc. and Horizon Gas Partners, L.P. and the Company (to be filed by amendment).

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                                 SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused thus report to be signed on its behalf by the undersigned hereunto duly authorized.



                              Gothic Energy Corporation



Dated:  September 19, 1997    By:    /s/ Michael K. Paulk
                                   -------------------------------------
                                           Michael K. Paulk, President

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